Exhibit 10.40

EMPLOYMENT TRANSITION AND RETIREMENT AGREEMENT

This Employment Transition and Retirement Agreement (“Agreement”) is entered into by and between William E. Bendush (“Mr. Bendush”) and Applied Micro Circuits Corporation (“AMCC” or “Company”).

RECITALS

A.	AMCC is a corporation doing business in the State of California, where Mr. Bendush is employed.

B.	Mr. Bendush has been employed by AMCC since 1999 and is currently its Senior Vice President, Chief Financial Officer and Secretary.

C.	Mr. Bendush desires to transition his employment during 2003 and to retire from the Company and the parties desire to set forth the terms upon which Mr. Bendush will retire.

AGREEMENT

1.	Employment Transition and Retirement.

Mr. Bendush will be retiring his employment with AMCC on December 31, 2003 (“Termination Date”). Effective March 31, 2003, Mr. Bendush will cease performing the duties of Senior Vice President, Chief Financial Officer and Secretary, and of all other offices in which he currently serves. Mr. Bendush will continue to perform financial services for AMCC from April 1, 2003 through December 31, 2003 (the “Transition Period”). During the Transition Period, Mr. Bendush’s primary duties will be: to assist AMCC with investor relations and to provide input regarding financial and accounting issues, reporting and strategy. During the Transition Period, Mr. Bendush shall report to Mr. Stephen Smith, and will perform duties reasonably requested by Mr. Smith. AMCC and Mr. Smith shall retain and exercise control over the manner and means by which Mr. Bendush performs his duties. This includes instructions regarding the duties to be performed, when they are to be performed, where they are to be performed and how the work is to be performed. AMCC will maintain an office for Mr. Bendush where he is expected to perform most of his duties. All materials and support staff needed to assist Mr. Bendush in the performance of these duties shall be provided by AMCC at no expense to Mr. Bendush. AMCC will continue to pay Mr. Bendush’s salary at its current level and will provide him with the benefits he is currently receiving through the Termination Date, at which time AMCC shall have no further obligations to Mr. Bendush except as set forth in this Agreement. Mr. Bendush will accept no other employment until the Termination Date. Nothing herein prevents Mr. Bendush from becoming or remaining a director of boards of other companies, consistent with AMCC policy.

2.	Stock Option vesting/Participation in Executive Medical Plan.

2.1    Mr. Bendush’ stock options shall continue to vest pursuant to their terms until the Termination Date. Thereafter, Mr. Bendush may exercise vested options during a period of fifteen months from the Termination Date, in accordance with the applicable stock option plans and agreements.

2.2    After the Termination Date, the Company shall allow Mr. Bendush to participate in the Company’s Post-Termination Medical Insurance Program (the “Program”), and shall continue to allow him to participate in the Program so long as he remains eligible to do so per its terms, as may be amended and as then in effect, provided that, until Mr. Bendush reaches the age of 65 (or thereafter if the Program is amended to permit participation by retired executive officers after they reach the age of 65), so long as AMCC has a Program which provides medical insurance to its retired executive officers, Mr. Bendush shall be eligible to participate in such Program, in accordance with its terms.

3.	Release.

3.1    Mr. Bendush, for himself and for his heirs, assigns, executors, successors and each of them, does hereby unconditionally, irrevocably and absolutely release and discharge AMCC, its owners, directors, officers, employees, agents, attorneys, stockholders, divisions, successors and assigns, and any related holding, parent or subsidiary corporations or predecessors in interest from any and all loss, liability, claims, demands, causes of action or suits of any type, whether in law and/or in equity, related directly or indirectly, or in any way connected with any transaction, affairs or occurrences between them through the Effective Date, including, but not limited to, Mr. Bendush’s employment with AMCC and the termination of said employment, including claims for wrongful termination, employment discrimination, violation of public policy, defamation, infliction of emotional distress and any other such claims under state or federal law, and any claims relating to the Employment Agreement, including but not limited to any severance obligations thereunder, or any other agreements between Mr. Bendush and AMCC. This release specifically applies to any claims for age discrimination in employment, including any claims arising under the Age Discrimination and Employment Act (“ADEA”), the State of California Fair Employment and Housing Act, or any other statutes or laws which govern discrimination in employment. Notwithstanding any other provision herein, Mr. Bendush is not releasing any claims he may have against the Company for indemnification by the Company under his Indemnification Agreement with the Company dated April 19, 1999 (the “Indemnification Agreement”) or as an officer, Director, employee or agent of the Company under the Company’s Certificate of Incorporation or Bylaws or under applicable law, and neither Mr. Bendush or the Company release any rights they may have against any of the Company’s or Mr. Bendush’s insurers.

3.2    Mr. Bendush expressly waives all of the benefits and rights granted to him pursuant to California Civil Code section 1542, which reads as follows:

A general release does not extend to claims which the creditor does not know of or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Mr. Bendush certifies that he has read all of this Agreement, including the release provisions contained herein and the quoted Civil Code section, and that he fully understands all of the same. Mr. Bendush hereby expressly agrees that this Agreement shall extend and apply to all unknown, unsuspected and unanticipated injuries and damages, as well as those that are now disclosed.

3.3    No Further Action/Other Documents. Mr. Bendush agrees that he will not prosecute nor allow to be prosecuted on his behalf, in any administrative agency or in any court any claim or demand of any type related to the matters released above, it being the intention of the parties that with the execution of this release, AMCC, its owners, directors, officers, employees, agents, attorneys, stockholders, insurers, divisions, predecessors, successors and assigns, and any related holding, parent or subsidiary corporations will be absolutely, unconditionally and forever discharged of and from all obligations related in any way to the matters discharged herein. Upon the Company’s request, Mr. Bendush will execute a further release on the Termination Date.

4.	Release of Age Claims/Effective Date.

4.1    Review Period. Mr. Bendush acknowledges and agrees that AMCC is hereby advising him, in writing, to discuss this Agreement with an attorney, and to the extent, if any, that Mr. Bendush has desired, Mr. Bendush has done so; that AMCC has given Mr. Bendush twenty-one (21) days to review and consider this Agreement before signing it, including the ADEA release therein, and Mr. Bendush understands that he may use as much of this twenty-one (21) day period as he wishes prior to signing; and that no promise, representation, warranty or agreements not contained herein have been made by or with anyone to cause him to sign this Agreement; that he has read this Agreement in its entirety, and fully understands and is aware of its meaning, intent, content and legal effect; and that he is executing the agreement, including all releases herein, voluntarily and free of any duress or coercion.

4.2    Effective Date of Agreement. For a period of seven (7) days following execution of this Agreement, Mr. Bendush may revoke the Agreement, and the Agreement shall not become effective or enforceable until and unless the revocation period has expired and such right has not been exercised. This Agreement shall become effective eight (8) days after Mr. Bendush has signed it, provided that he has not revoked the Agreement (the “Effective Date”), except that the resignation set forth in Section 1, above, is effective upon receipt by AMCC of the executed resignation letter and may not be revoked.

5.	No Solicitation.

Commencing upon the Effective Date of this Agreement and ending two years thereafter, Mr. Bendush shall not, solicit or encourage any employee of AMCC or its affiliates to consider going to work or work for any other person or entity.

6.	Confidentiality.

Mr. Bendush shall not use or disclose any proprietary or confidential information relating to the Company which he acquired while employed by the Company.

7.	Entire Agreement.

The Parties declare and represent that no promise, inducement or agreement not herein expressed has been made to them, that this Agreement contains the full and entire agreement between and among the Parties, and that the terms of this Agreement are contractual and not a mere recital. Nothing herein supercedes the terms of the Indemnification Agreement and any invention and secrecy agreements executed by Mr. Bendush, all of which shall remain in full force and effect per their terms.

8.	Applicable Law.

The validity, interpretation, and performance of this Agreement shall be interpreted according to the laws of California, without regard to choice of law principles.

9.	Dispute Resolution.

Any dispute arising out of or related to this Agreement shall be resolved through binding arbitration through JAMS in San Diego, California, under the then current applicable rules of JAMS. Each party shall be responsible for its or his own costs and attorneys’ fees in connection with the arbitration.

10.	Severability.

If any provision of this Agreement is held invalid, void or voidable as against public policy or otherwise, the invalidity shall not affect other provisions which may be given effect without the invalid provision. To this extent, the provisions of this Agreement are declared to be severable.

11.	No Admission of Liability.

It is understood that this Agreement is not an admission of any liability by any person, firm, association or corporation but is in compromise of a disputed claim.

12.	Successors and Assigns.

This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

IN WITNESS WHEREOF, the undersigned have executed this Agreement on the dates shown below.

Dated:	March 31, 2003	/s/ William E. Bendush William E. Bendush

Applied Micro Circuits Corporation

Dated:	March 31, 2003	By:	/s/ David Rickey

		Title:	Chief Executive Officer

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